Exhibit 5.2
REEDER & SIMPSON P.C.
Attorneys-at-Law

RRE Commercial Center		Raymond E. Simpson Law Offices
Ace Building, Suite 205		53-55 Akti Miaouli, 6th floor
1 Lagoon Drive		185 36 Piraeus, Greece
Majuro, Marshall Islands MH 96960,		Telephone:	+30 210 429 3323
Telephone:	+692 625 3602	Fax:	+30 210 429 3309
Fax:	+692 625 3603	E-mail:	simpson@otenet.gr
E-mail:	dreeder@ntamar.net	Mobile phone:	+30 6945 465 173
August 18, 2011
Navios Maritime Holdings Inc.
85 Akti Miaouli Street
Piraeus, Greece 185 38

Re:	Navios Maritime Holdings Inc.
Dear Sirs:
     We are licensed to practice law in the Republic of the Marshall Islands and are members in good standing of the Bar of the Marshall Islands.
     We have acted as counsel to Navios Maritime Holdings Inc., a Marshall Islands corporation (the “Company”) and the Covered Guarantors (as defined below) on matters of Marshall Islands and Liberian law in connection with the offer by the Company and Navios Maritime Finance II (US) Inc., a Delaware corporation (“NMFI” and together with the Company, the “Co-Issuers”), to exchange up to $350,000,000 in aggregate principal amount of its new 8 1/8% Senior Notes due 2019 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 8 1/8% Senior Notes due 2019 (the “Outstanding Notes”) in each case pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.” As used herein, the “Covered Guarantors” means the Guarantors listed on Schedule I hereto.
     In connection herewith we have examined originals or copies of:
1.	The Indenture dated January 28, 2011, between the Co-Issuers, the Guarantors listed therein and Wells Fargo Bank, N.A., as Trustee with respect to the 8 1/8% Senior Notes due 2019;

2.	The Notes; and

3.	The Notations of Guarantee (as defined in the Indenture).
     The documents referred to in Items 1, 2 and 3 are collectively referred to as the “Documents.”

     We have also examined and relied upon originals, or copies certified to our satisfaction, of all such records, documents, certificates of officers of the Company, the Covered Guarantors and of public officials and such other instruments, and made such other inquiries as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.
     As to questions of fact material to this opinion, we have, with your approval, where relevant facts were not independently established, relied upon, among other things, the representations made in the Documents and certificates of officers of the Company and the Covered Guarantors.
     For the purpose of this opinion, we have further assumed:
(a)	the power, authority and legal right of all parties to the Documents (other than the Company and the Covered Guarantors) to enter into and to perform their respective obligations thereunder and that the Documents have been duly authorized, executed and delivered by each such party;

(b)	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(c)	the due compliance of each of the Documents with all matters of, and the validity and enforceability thereof under, all such laws as govern or relate to it (other than the laws of the Republic of the Marshall Islands and Liberia as to which we are opining);

(d)	that each of the parties to the Documents (other than the Company and the Covered Guarantors) has duly and validly executed and delivered the Documents to which it is a party and has complied with all legal requirements pertaining to its status as such status relates to its rights to seek benefits of and enforce the Documents against the Company or the Covered Guarantors, as the case may be; and

(e)	that any required consents, licenses, permits, approvals, exemptions, qualifications or authorizations of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the Republic of the Marshall Islands and Liberia in connection with the transactions contemplated by the Documents have been duly obtained or made.
     Based upon and subject to the foregoing and having regard to legal considerations we deem relevant, we are of the opinion that, insofar as the laws of the Republic of the Marshall Islands and Liberia are concerned:
(i)	Each of the Company and each Covered Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Republic of Marshall Islands or Liberia, as the case may be.

(ii)	Each of the Company and each Covered Guarantor has full power, authority and legal right to execute, deliver and perform its obligations under the Documents.

(iii)	Each of the Company and each Covered Guarantor has duly authorized, executed and delivered the Documents.

(iv)	No consent, approval, license or exemption by, order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained or made by the Company or any Covered Guarantor under the laws of the Republic of the Marshall Islands or Liberia, as the case may be, in connection with its execution and delivery of the Documents or the performance by it of its obligations thereunder other than those that have been obtained or made.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is filed as Exhibit 5.1 to the Registration Statement.

Yours faithfully, REEDER & SIMPSON P.C.
By:	/s/ Raymond E. Simpson

Schedule I
Faith Marine Ltd.
Vector Shipping Corporation
Aramis Navigation Inc.
Ducale Marine Inc.
Highbird Management Inc.
Floral Marine Ltd.
Red Rose Shipping Corp.
Ginger Services Co.
Quena Shipmanagement Inc.
Astra Maritime Corporation
Primavera Shipping Corporation
Pueblo Holdings Ltd.
Beaufiks Shipping Corporation
Rowboat Marine Inc.
Corsair Shipping Ltd.
Pharos Navigation S.A.
Sizzling Ventures Inc.
Shikhar Ventures S.A.
Taharqa Spirit Corp.
Rheia Associates Co.
Rumer Holding Ltd.
Navios Corporation
Anemos Maritime Holdings Inc.
Navios Shipmanagement Inc.
Aegean Shipping Corporation
Arc Shipping Corporation
Magellan Shipping Corporation
Ionian Shipping Corporation
Apollon Shipping Corporation
Herakles Shipping Corporation
Achilles Shipping Corporation
Kypros Shipping Corporation
Hios Shipping Corporation
Meridian Shipping Enterprises Inc.
Mercator Shipping Corporation
Horizon Shipping Enterprises Corporation
Star Maritime Enterprises Corporation
Navios Handybulk Inc.
Navios International Inc.
Nostos Shipmanagement Corp.
Portorosa Marine Corp.
Kleimar Ltd.
Navimax Corporation
Aquis Marine Corp.
Navios Tankers Management Inc.
Rawlin Services Company
Solange Shipping Ltd.
Tulsi Shipmanagement Co.
Mauve International S.A.
Cinthara Shipping Ltd.